Exhibit H

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D, dated July 25, 2013 (the “Schedule 13D”), with respect to the common stock, par value $0.001 per share, of Trunity Holdings, Inc., a Delaware corporation, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

DATED: July 25, 2013

Pan-African Investment Company, LLC

By: /s/ Dana M. Reed
Name: Dana M. Reed
Title: Co-Chief Executive Officer

Richard D. Parsons

/s/ Richard D. Parsons

Ronald S. Lauder

By: /s/ David H. Gerson
Name: David H. Gerson, as Attorney-in-Fact for Ronald S. Lauder

RSL Capital LLC

By: /s/ David H. Gerson
Name: David H. Gerson
Title: President